Exhibit 99.2

Hawk Corporation Announces Management Realignment

CLEVELAND, Ohio – May 30, 2006 – Hawk Corporation (AMEX: HWK) announced today a realignment of its management team whereby B. Christopher DiSantis, President of Hawk’s Precision Components group and Steven J. Campbell, President of the Company’s Friction Products and Performance Racing groups will switch positions. DiSantis, who had recently been named acting Vice President of Manufacturing Innovation has been named President of the Friction Products and Performance Racing groups and Steve Campbell has been named President of the Precision Components group.

In announcing the change, Ronald E Weinberg, Chairman and Chief Executive of Hawk Corporation, commented, “The appointments within Hawk’s senior management most effectively aligns key individuals within our operating team with the mission and objectives we have established for Hawk. Chris possesses unique operational qualifications after posting a strong track record of success using a Six Sigma methodology during the past six years. His operational insights and leadership abilities have already been evidenced in bringing a disciplined focus to our new Tulsa friction products manufacturing facility in his role as Vice President of Manufacturing Innovation. He is a natural choice to assume leadership of the entire Friction Products group. Steve will bring his global experience and expertise in new product development, sales and marketing to the Precision Components group in targeting the level of growth he has achieved with our Friction Products business.”

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment, recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,800 employees at 17 manufacturing, research, sales and administrative sites in 5 countries.

Contact Information
Joseph J. Levanduski, Vice President & CFO
(216) 861-3553

Thomas A. Gilbride, Vice President – Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

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